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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2002 (March 19, 2002)

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)
11200 East 45th Avenue Denver, Colorado	80239-3018
(Address of principal executive offices)	(Zip Code)

(303) 373-2000
Registrant's telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

ITEM 5. Other Events and Regulation FD Disclosure

        On March 19, 2002, Samsonite Corporation issued the following press release:

        DENVER, Colorado, March 19, 2002—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today announced financial results for the fourth quarter and fiscal year ended January 31, 2002. The Company's fourth quarter financial results were adversely affected by the economic decline in its major markets in the aftermath of the terrorist attacks on September 11. Revenues and operating loss for the fourth quarter were $153.4 million and $(14.0) million, respectively, compared to revenues of $193.1 million and operating earnings of $6.9 million in the prior year. The fourth quarter operating loss for the current year includes charges totaling $10.6 million for asset impairments, restructuring provisions and expenses related to operating cost reduction initiatives implemented in the Company's European, Mexican and U.S. operations and a $3.3 million charge relating to the impairment of goodwill associated with the Company's South American operations. During the prior year fourth quarter, the Company incurred asset impairment and restructuring charges and expenses of $8.4 million related to its U.S. operations. Loss to common stockholders before extraordinary item was $(34.7) million or $(1.75) per share for the fourth quarter compared to $(16.2) million or $(0.82) per share in the prior year.

        Revenues and operating earnings for the fiscal year ended January 31, 2002 were $736.3 million and $21.2 million, respectively, which compares to $783.9 million and $50.8 million in the prior year. Operating earnings for the current fiscal year include charges totaling $22.4 million for goodwill and asset impairments and restructuring provisions and expenses related to operating cost reduction initiatives implemented in the European, U.S., and Mexican/South American operations; during the prior year, the Company incurred $8.4 million of similar charges in its U.S. operations. Loss to common stockholders before extraordinary item for the fiscal year was $(72.1) million or $(3.64) per share, compared to $(41.3) million or $(2.09) per share in the prior fiscal year.

        Reflecting difficult economic conditions after the September attacks, Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization and minority interest, adjusted for items which management believes should be excluded to reflect recurring operations, including goodwill and asset impairments and restructuring charges and expenses) was $6.6 million for the fourth quarter which compares with $23.7 million for the same period in the prior year. Adjusted EBITDA for the year ended January 31, 2002 was $70.3 million compared to $90.3 million in prior year.

        Luc Van Nevel, President and Chief Executive Officer, stated: "The Company's sales and operating earnings were severely affected during the fourth quarter by the decline in worldwide economic conditions resulting from the terrorist attacks in September and the war in Afghanistan. The terrorist attacks had a disproportionately negative impact on companies involved in travel and travel-related businesses, including the luggage industry. Prior to the September terrorist attacks, the Company's operations, measured in growth in sales and operating earnings, were showing steady improvement despite slowing economic conditions in the United States and Europe. Based on internal forecasts prepared at the end of August, management expected to achieve operating performance for the year in line with its operating Business Plan which called for an improvement of approximately 10% over the prior year and was obviously substantially in excess of what we are reporting here.

        "In an effort to preserve liquidity and sustain the Company through the anticipated economic recovery period, management implemented immediate actions to control expenses and optimize cash flow. The Company is also restructuring its softside manufacturing operations after the admission of China into the World Trade Organization and is accelerating existing plans to eliminate or downsize certain redundant, inefficient hardside production facilities. In most cases, the accelerated restructuring activities are actions the Company had planned to implement over the next few years as part of its continuing strategy to enhance the Company's long-term operating profitability and marketplace competitiveness.

        "The Company has seen significant improvement in retail sell-through compared to the 60-90 day period immediately following September 11, and airline travel has steadily increased. Many economic forecasters are now predicting improved economic conditions during the second half of this year; we are hopeful that this will be the case. The difficult economic conditions resulting from the September attacks present Samsonite with the opportunity to use its strong brands and global sales, marketing and distribution network to improve its competitive position in the marketplace."

        Richard Wiley, Chief Financial Officer, stated: "In the current economic environment, the Company has been faced with a number of significant challenges including adjusting our cost structure, amending our senior credit facility agreement, and appropriately managing working capital and liquidity. In each case, management has been successful in meeting these challenges. The restructuring of our U.S. operations and other cost containment measures that have been put into effect have achieved the targeted reduction in operating costs. As previously announced, on February 13, 2001 an amendment to the senior bank credit facility agreement was obtained which waived noncompliance at January 31, 2002 and modified covenants applicable to the remaining term of the facility agreement. As evidenced by the decline in net working capital and net debt, we have been successful in managing liquidity."

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN®, LACOSTE®, and SAMSONITE® black label.

        A summary of the Company's calculation of Adjusted EBITDA along with a summary of the Company's earnings (losses) under generally accepted accounting principles are attached as part of this release. The Company believes that disclosure of its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges and restructuring charges and expenses and include realized currency hedge gains ("Adjusted EBITDA"), provides useful information regarding the Company's ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA, or derivations thereof, in a different manner than the Company. Adjusted EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation, amortization, and restructuring charges and expenses, and should not be considered in isolation to or as a substitute for other measures of performance. Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries and senior redeemable preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures to replace fixed assets, working capital, and other commitments and contingencies. Neither EBITDA nor Adjusted EBITDA is an accounting term and neither is used in generally accepted accounting principles.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "may," "will," "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations;

general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

Samsonite Corporation Earnings and EBITDA Summary

January 31, 2002 and 2001

(in thousands, except per share data)

	Three months ended January 31,		Year ended January 31,
	2002	2001	2002	2001
Net sales	$153,428	193,145	736,274	783,898
Cost of goods sold	94,987	113,165	443,591	459,746

Gross profit	58,441	79,980	292,683	324,152
Selling, general and administrative expenses	58,039	63,908	249,893	260,690
Amortization and impairment of intangible assets	4,527	1,177	8,036	4,656
Asset impairment expense	1,933	6,400	1,933	6,400
Provision for restructuring operations	7,917	1,604	11,617	1,604

Operating income (loss)	(13,975)	6,891	21,204	50,802
Interest expense	(12,370)	(12,721)	(48,974)	(49,779)
Interest income and other income (expense), net	(782)	1,916	(136)	5,524

Income (loss) before income taxes, minority interest and extraordinary item	(27,127)	(3,914)	(27,906)	6,547
Income tax benefit (expense)	396	(3,468)	(6,886)	(12,350)
Minority interest in (earnings) loss of subsidiaries	1,865	(238)	194	(2,649)

Loss before extraordinary item	(24,866)	(7,620)	(34,598)	(8,452)
Extraordinary item—gain on extinguishment of debt	—	1,652	1,044	1,652

Net loss	(24,866)	(5,968)	(33,554)	(6,800)
Redeemable preferred stock dividends and accretion of preferred stock discount	(9,848)	(8,626)	(37,505)	(32,854)

Net loss to common stockholders	$(34,714)	(14,594)	(71,059)	(39,654)

Loss to common stockholders per share—assuming dilution:
Loss before extraordinary item	$(1.75)	$(0.82)	$(3.64)	$(2.09)
Extraordinary item	—	0.08	0.05	0.08

Net loss per share	$(1.75)	$(0.74)	$(3.59)	$(2.01)

Weighted average shares outstanding	19,838	19,772	19,809	19,746

Summary of Adjusted EBITDA Calculation
Operating income (loss)	(13,975)	6,891	21,204	50,802
Depreciation expense	4,868	4,769	19,575	20,869
Amortization and impairment of intangible assets	4,527	1,177	8,036	4,656
Asset impairment and restructuring charges and expenses	10,609	8,354	19,050	8,354
Realized gains on foreign currency forward contracts	510	2,473	2,346	5,548
Other	12	9	40	71

Adjusted EBITDA	6,551	23,673	70,251	90,300

* * *

        In addition to the foregoing earnings announcement, the Company's Board of Directors has determined not to declare the first quarter 2002 pay-in-kind dividend on the Company's redeemable preferred stock. Non-payment of the dividend does not constitute a default, has no current effect on the rights or obligations of the Company or the preferred stockholders and has no effect on the Company's consolidated financial condition or results of operations. In accordance with the terms of the preferred stock, the dividends will continue to accumulate and compound quarterly at the stated rate of 13 7/8% per annum and the accumulated dividends will be added to the liquidation preference of the preferred stock. The dividend was not declared due to legal requirements under Delaware law.

Item 7. Financial Statements and Exhibits

(a)
Financial Statements of Business Acquired.

        Not applicable

(b)
Pro Forma Financial Information.

        Not applicable

(c)
Exhibits.

        Not applicable

Signatures

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAMSONITE CORPORATION
By:	/s/ RICHARD H. WILEY
Name:	Richard H. Wiley
Title:	Chief Financial Officer, Treasurer and Secretary

Date: March 21, 2002

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  ITEM 5. Other Events and Regulation FD Disclosure
Samsonite Corporation Earnings and EBITDA Summary January 31, 2002 and 2001 (in thousands, except per share data)
  Item 7. Financial Statements and Exhibits
Signatures